Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

To the Plan Administrator of The Macerich Property Management Company Profit Sharing Plan and Trust

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-69995) of our report dated June 28, 2005, on our audit of the statement of net assets available for benefits of The Macerich Property Management Company Profit Sharing Plan and Trust as of December 31, 2004, which report is included in this Annual Report on Form 11-K.

/s/ Holthouse Carlin & Van Trigt LLP

Santa Monica, California
June 23, 2006